221 East Hickory Street       PO Box 3248       Mankato, MN 56002-3248

enventis.com    NASDAQ: ENVE

Exhibit 99.1

[RESIDENTIAL CUSTOMER NAME]
[ADDRESS]
[CITY, ST ZIP]

July 9, 2014

Dear [NAME]:

As a valued Enventis customer, we want you to be among the first to know about an agreement made to merge Enventis with Consolidated Communications (Nasdaq: CNSL).

Rest assured, you will continue to receive the highest level of service and support now and in the future.  We are very proud of our long history and are excited about this business combination where together with Consolidated Communications we will continue to build on our success.

Consolidated Communications is a strong cultural fit with Enventis. We share similar core values and a commitment to delivering excellent service to our customers at competitive prices.  We’ve both transformed and innovated through similar strategies and common values.  We believe the combined company will make us a stronger competitor with greater scale and resources.

Consolidated Communications is a telecommunications company much like Enventis with roots going back more than a century and strong ties to its customers and the communities it serves.  They have transformed much like Enventis and today are a leading business and broadband solutions provider across six states.

We expect the merger to be complete later this year following the necessary approvals.  Until then, Enventis will continue to operate as an independent company.  During this time, you will continue to receive the same great service you have come to expect from Enventis.  As always, we remain committed to providing you the best experience possible.

We hope you share our excitement about this business combination and its potential to provide you even more benefits.  As we move forward, we will keep you updated on any new information.  In the meantime, if you have any questions, please call at 855-ENVENTIS.

Sincerely,

John Finke
President and Chief Executive Officer
Enventis Corporation

Please see reverse side for additional important information.

Important Merger Information and Additional Information

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

In connection with the proposed transaction, Enventis and Consolidated Communications will file relevant materials with the SEC. Consolidated will file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”).  ENVENTIS SHAREHOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION.  The final proxy statement/prospectus will be mailed to Enventis shareholders.  The registration statement and proxy statement/prospectus and other documents filed by Enventis with the SEC are, or when filed will be, available free of charge at the SEC web site at www.sec.gov. Copies of the registration statement and proxy statement/prospectus (when available) and other filings made by Enventis with the SEC can also be obtained, free of charge, by directing a request to Enventis Corporation, 221 East Hickory Street, P.O. Box 3248, Mankato, MN, Attn: Investor Relations. The registration statement and proxy statement/prospectus (when available) and such other documents are also available for free in the investor relations portion of our web site at www.enventis.com, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Participants in the Solicitation

Enventis and Consolidated Communications, and certain of their respective directors and officers and other persons may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed acquisition transaction. Information regarding directors and executive officers of Enventis in the solicitation is set forth in the Enventis proxy statements and Annual Reports on Form 10-K, previously filed with the SEC.  Information regarding directors and executive officers of Consolidated in the solicitation is set forth in the Consolidated proxy statements and Annual Reports on Form 10-K, previously filed with the SEC.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.